Exhibit 99.1

Four Oaks Fincorp, Inc. Announces 2011 Fourth Quarter and Annual Results

FOUR OAKS, N.C.--(BUSINESS WIRE)--April 2, 2012--Four Oaks Fincorp, Inc. (OTCBB:FOFN) (the “Company”), the holding company for Four Oaks Bank & Trust Company (the “Bank”), today announced the results for the fourth quarter and year ended December 31, 2011. The net loss for the fourth quarter and twelve months ended December 31, 2011 was $3.1 million and $9.1 million, respectively, compared to $22.1 million and $28.3 million for the same periods of 2010, respectively. The provision for loan losses for the twelve months ended December 31, 2011 of $11.4 million was less than the $31.7 million for the same period in 2010. The Company had $12.4 million in net charge-offs recognized during the year ended December 31, 2011 as compared to $25.3 million in net charge-offs recognized for the year ended December 31, 2010. Nonaccrual loans increased to $60.1 million at December 31, 2011, from $51.5 million at December 31, 2010. Increased levels of nonperforming assets, elevated charge-offs, and a lack of improvement of the local economy led us to increase our allowance for loan losses (ALLL) as a percentage of gross loans to 3.51% or $21.1 million at December 31, 2011 as compared to 3.24% or $22.1 million as of December 31, 2010. 34.8% or $7.4 million of the December 31, 2011, ALLL represents specific reserves on impaired loans as compared to 38.0% or $8.4 million at December 31, 2010. Management believes the December 31, 2011 allowance for loan losses is adequate to absorb probable losses inherent in the loan portfolio. The charge-offs and nonaccrual loans result from strengthened internal controls related to the identification and valuation of impaired loans put in place during 2011.

The Bank is adequately capitalized with total risk based capital of 9.75%, tier 1 risk based capital of 8.47%, and leverage ratio of 5.40% at December 31, 2011, as compared to 9.77%, 8.50%, and 5.88%, respectively, at December 31, 2010. The Company had total risk based capital of 10.31%, tier 1 risk based capital of 6.97%, and leverage ratio of 4.41% at December 31, 2011, as compared to 10.42%, 7.36%, and 5.17%, respectively, at December 31, 2010. Strategies employed during 2011 to preserve capital, including the consolidation of our two Garner locations and staff reductions, resulted in minimal reductions in our capital ratios even with a net loss for 2011 of $9.1 million. We continue actively assessing our alternatives for preserving and improving capital, which may include increasing tangible common equity and regulatory capital, reducing our balance sheet, or other strategies.

Asset Quality:

After reaching $74.2 million at September 30, 2011, total nonperforming assets were $72.4 million or 7.89% of total assets at December 31, 2011, as compared to $61.2 million or 6.37% of total assets at December 31, 2010. At September 30, 2011, nonaccrual loans totaled $63.5 million and declined to $60.1 million at December 31, 2011, which represents an increase of $8.6 million compared to $51.5 million as of December 31, 2010. Accruing loans 90 days or more past due decreased by $886,000 to $60,000 at December 31, 2011, compared to $946,000 as of December 31, 2010. The increase in nonaccrual loans was primarily attributable to construction/land development loans, 1 to 4 family residential loans, and commercial real estate loans. Foreclosed assets totaled $12.2 million at December 31, 2011, up from $8.8 million at December 31, 2010, due to $11.3 million of additions, $4.9 million of sales (which resulted in the recognition of a net loss of $390,000), and $2.3 million in write-downs due to declining real estate valuation. Troubled debt restructurings (TDRs) totaled $44.7 million at December 31, 2011, and are comprised of $33.9 million which were included in nonaccrual loans and $10.8 million which were performing loans. This compares to total TDRs at December 31, 2010 of $51.5 million comprised of $30.9 million non-performing TDRs which were included in nonaccrual loans and $20.6 million which were performing loans. We are in substantial compliance with the written agreement in place with our regulators, which calls for the Company to reduce problem assets and concentrations of credit, while also increasing capital.

Net Interest Income and Net Interest Margin:

Net interest income after the provision for loan losses totaled $4.3 million and $14.5 million for the three months and twelve months ended December 31, 2011, respectively, as compared to net losses of $4.5 million and $1.0 million for the same periods in 2010. Net interest margin annualized for the quarter and twelve months ended December 31, 2011 was 2.67% and 2.87%, respectively, compared to 3.07% and 3.41% as of December 31, 2010. Our net interest margin declined during the twelve months ended December 31, 2011 due to the decrease in gross loans, elevated levels of nonaccruing loans, and lower yields on investments. The effect of these factors more than offset the benefit of lower interest expense which declined to $3.3 million and $14.1 million for the fourth quarter and twelve months ended December 31, 2011 as compared to $3.8 million and $15.3 million for the same periods ended December 31, 2010.

Non-Interest Income:

Non-interest income for the fourth quarter and twelve months ended December 31, 2011, respectively, decreased $786,000 and $3.1 million, respectively, to $1.1 million and $5.4 million from $1.9 million and $8.5 million for the same periods ended December 31, 2010, primarily due to lower gains from sales of investment securities.

Non-Interest Expense

Non-interest expense totaled $8.5 million and $28.9 million for the fourth quarter and twelve months ended December 31, 2011, respectively, as compared to $8.7 million and $29.7 million, respectively, for the same periods in 2010. Our full time equivalent employees decreased to 194 at the end of 2011 from 205 at the end of 2010. Reduction of staff and other cost cutting initiatives resulted in lower expenses during 2011. Further cost cutting efforts are underway for 2012, such as in May 2012, we plan to close our Sanford Office.

Balance Sheet and Capital

Total assets of $916.6 million at December 31, 2011 decreased 3.26% compared to $947.6 million at December 31, 2010. Net cash, cash equivalents, and investments of $284.8 million at December 31, 2011 increased 19.99% compared to $237.3 million at December 31, 2010. Net loans of $581.1 million at December 31, 2011 decreased 11.98% compared to $660.2 million at December 31, 2010. Total deposits of $745.9 million at December 31, 2011 decreased 3.03% compared to $769.2 million at December 31, 2010. Total shareholders’ equity was $29.7 million at December 31, 2011, a decrease of 16.25% compared to $35.5 million at December 31, 2010. Book value per share at December 31, 2011 was $3.87 as compared to $4.70 at December 31, 2010.

Chairman, President, and Chief Executive Officer, Ayden R. Lee, Jr. states, “As our 100th anniversary celebration begins, positive economic trends are beginning to gain sound footing. We are cautiously optimistic concerning the outlook for 2012 while we remain focused on serving our customers’ financial needs. We recently contracted with Oceancrest Financial Services to enhance our efforts to eliminate problem assets from our balance sheet. We expect this proactive approach to prepare us for better times to come.”

With $916.6 million in total assets as of December 31, 2011, the Company, through its wholly owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its seventeen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Sanford, Zebulon, Dunn, Rockingham, Southern Pines, and Raleigh, North Carolina. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

Information in this press release may contain forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, our ability to comply with the Written Agreement we entered with the Federal Reserve Bank of Richmond and the North Carolina Office of the Commissioner of Banks in May 2011, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates on the level and composition of deposits, the effects of competition from other financial institutions, our ability to raise capital and continue as a going concern, the failure of assumptions underlying the establishment of the allowance for loan losses, our ability to maintain an effective internal control environment, and the low trading volume of the Company’s common stock. Additional factors that could cause actual results to differ materially are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in this press release.

CONTACT:
Four Oaks Fincorp, Inc.
Ayden R. Lee, Jr., 919-963-2177
Chairman, President, and Chief Executive Officer
or
Nancy S. Wise, 919-963-2177
Executive Vice President and Chief Financial Officer